Exhibit 4.11

                    AMENDMENT ONE TO REVOLVING LOAN AGREEMENT

      This Amendment One is dated as of October 1, 2005 and is made by Piedmont Aviation Component Services, LLC, a North Carolina limited liability company (hereinafter, the "Borrower"), and Bank Leumi USA (hereinafter, the "Bank"), amending the Revolving Loan Agreement between the parties dated as of July 6, 2005 (the "Loan Agreement").

                           STATEMENT OF THE PREMISES

      Borrower and Bank previously entered into the Loan Agreement, pursuant to which Bank established a revolving credit loan facility for Borrower. Borrower and Bank wish to amend certain of the provisions in the Loan Agreement to provide for an overdraft facility for Borrower thereunder.

                           STATEMENT OF CONSIDERATION

      Accordingly, in consideration of the premises, and under the authority of
Section 5-1103 of the New York General Obligations Law, the parties hereto agree as follows:

                                    AGREEMENT

1. DEFINED TERMS. The terms "this Agreement", "hereunder" and similar references in the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

2. AMENDMENT. Effective as of the date hereof, the Loan Agreement is hereby amended as follows:

      2.1 Section 2.02 of the Loan Agreement is amended by adding Subsection (d) thereto, reading in its entirety as follows:

                  (d) Subject to the terms and conditions of this Agreement, the
            Bank extends to the Borrower an overdraft facility (the "Overdraft Facility") with respect to the checking account held at the Bank in the name of the Borrower and bearing the following number:
            2265080618 (the "Account"). The sole method by which the Borrower may make use of the Overdraft Facility shall be to draw against the Account a check in a face amount which, when deducted from the pre-existing balance of the Account by the Bank in the ordinary course of payment of the check (together with such charges as may be imposed from time to time by the Bank with respect to payment of checks drawn against the Account), would result in the Account having a negative balance. Presentment of such check to the Bank shall constitute a request by the Borrower for, and the honor of such check by the Bank shall constitute, an advance under, the Overdraft Facility in an amount equal to (a) the sum of (i) the face amount of the check and (ii) the charges referred to in the preceding sentence, or (b) if less, the amount by which the sum of items (i) and (ii) above exceeds any credit balance existing in the Account at the time when payment of such check would be made in the ordinary course by the Bank. Each advance by the Bank pursuant to the Overdraft Facility shall constitute a Reference Rate Loan. Provided however, the aggregate principal amount of all Revolving Loans

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            outstanding at any time pursuant to and under the Overdraft Facility shall not exceed $1,000,000 and no Revolving Loan under the Overdraft Facility shall be available to the Borrower if, after giving effect thereto, the aggregate principal amount of all Revolving Loans outstanding would exceed the amount of the Revolving Loan Commitment.

      2.2 Section 2.06(b) of the Loan Agreement is amended to read in its entirety as follows:

            (b) If at any time either the Revolving Loan Commitment or the Borrowing Base shall be less than the outstanding aggregate principal amount of the Revolving Loans (including Revolving Loans made or deemed to have been made pursuant to Sections 2.02(a), (b), (c) or (d)), and if the Bank shall deliver a written demand to the Borrower to do so, the Borrower shall immediately prepay the principal of the Revolving Loans to the extent necessary so that the outstanding aggregate principal amount of the Revolving Loans shall not exceed the lesser of the Revolving Loan Commitment or the Borrowing Base, In addition and without limitation of the foregoing, if at any time the aggregate principal amount of all Revolving Loans attributable to advances made pursuant to the Overdraft Facility provided under Section 2.02(d) shall exceed $1,000,000, and if the Bank shall deliver a written demand to the Borrower to do so, the Borrower shall immediately prepay the principal of such Revolving Loans to the extent necessary so that the outstanding aggregate principal amount of such Revolving Loans shall not exceed $1,000,000.

3. LEGAL FEES. The Borrower agrees to pay all reasonable fees, disbursements and charges of legal counsel incurred by the Bank in connection with the preparation and closing of this Amendment (the "Legal Costs"); provided that the Legal Costs shall not exceed $1,500. Failure by the Borrower to pay the Legal Costs within thirty days after its receipt of a request for payment thereof shall be deemed to be a breach of covenant under Section 7.01(b) of the Loan Agreement.

4. EFFECT ON THE LOAN AGREEMENT. Except as specifically amended above, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5. EXECUTION IN COUNTERPARTS. This Amendment One may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all or which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment One by telecopier or other form of electronic signature shall be effective as delivery of a manually executed counterpart of this Amendment One.

6. GOVERNING LAW. Pursuant to Section 5-1401 of the New York General Obligations Law, the whole of this Amendment One and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with, the laws of the State of New York.

                            {SIGNATURE PAGE FOLLOWS.}

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment One to be executed and delivered by their respective representatives thereunto duly authorized, as of the date first above written.

                                          BORROWER

                                          PIEDMONT AVIATION COMPONENT SERVICES,
                                          LLC

                                          By: /s/ Shaul Menachem
                                             ---------------------------
                                          Name: Shaul Menachem
                                          Title: CEO

                                          By: /s/ Israel Ofen
                                             ---------------------------
                                          Name: Israel Ofen
                                          Title:

                                          BANK

                                          BANK LEUMI USA

                                          By:
                                             ---------------------------
                                          Name:
                                          Title:

                                          By:
                                             ---------------------------
                                          Name:
                                          Title:

GUARANTOR

ACKNOWLEDGED AND AGREED

LIMCO-AIREPAIR, INC.

By: /s/ Shaul Menachem
   ------------------------------
Name: Shaul Menachem
Title: CEO